EXHIBIT 34.1



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
National Education Loan Network, Inc.:


We have examined management's assessment, included in the accompanying Management's Assessment of Compliance with Regulation AB Servicing Criteria that National Education Loan Network, Inc. (the Company) complied with the applicable servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly issued student loan-backed securities issued on or after January 1, 2006, for which the Company provides services as a master servicer and administrator (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi),
1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii),
1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the year ended December 31, 2007. Appendix A to Management's Assessment of Compliance with Regulation AB Servicing Criteria identifies the individual asset-backed transactions and securities for the Company's compliance with those servicing criteria. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that Nelnet Education Loan Network, Inc. complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 is fairly stated, in all material respects.


                                  /s/ KPMG LLP


Lincoln, Nebraska
March 28, 2008